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                                                               Exhibit (H)(3)(F)

                      AMENDMENT DATED MARCH 3, 2005 TO THE
                     SHAREHOLDER SERVICES PLAN (the "Plan")
                              DATED OCTOBER 1, 1998
                             OF FORWARD FUNDS, INC.

Pursuant to Section 2 of the Plan, Section 1 and Exhibit A of the Plan are amended as follows:

Section 1. Each Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers ("Participating Organizations") an aggregate fee in an amount not to exceed on an annual basis 0.10% for Investor Class Shares, Institutional Class Shares and Class A Shares (collectively, the "Shares") of the average daily net asset value of the respective class of Shares of such Fund (the "Plan Fee") attributable to or held in the name of a Participating Organization for its clients as compensation for providing "service activities" pursuant to an agreement with a Participating Organization

                                    Exhibit A
                      Forward Hoover Small Cap Equity Fund
                          Forward Hoover Mini-Cap Fund
                   Forward Uniplan Real Estate Investment Fund
                  Forward Hansberger International Growth Fund
                   Forward International Small Companies Fund
                      Forward Global Emerging Markets Fund
                               Forward Legato Fund
                             Sierra Club Stock Fund
                            Sierra Club Balanced Fund